EXHIBIT 10.31

HARDINGE INC.

Amended and Restated Executive Supplemental Pension Plan

(Effective August 9, 2005)

This Amended and Restated Executive Supplemental Pension Plan (the “Plan”), effective August 9, 2005, is designed to provide a benefit which, when added to other retirement income, will ensure the payment of a competitive level of retirement income in order to attract, retain and motivate selected executives of Hardinge Inc. (“Hardinge”).  The Compensation Committee of the Board of Directors of Hardinge shall serve as the Supplemental Pension Plan Committee (“Committee”) and shall have the authority to administer the Plan.  The Committee’s decision in any matter involving the interpretation and application of the Plan shall be final and binding.  All terms used in the Plan and not otherwise defined herein shall have the same meaning as such terms are used in the Hardinge Inc. Pension Plan (“Pension Plan”).

1.                                      Eligibility.   From time to time Hardinge’s Board of Directors may select executives as Participants in the Plan as of dates designated by the Committee.  In no event shall a Participant or a Participant’s Beneficiary be eligible for, or receive a benefit under the Plan unless and until the Participant is entitled to a benefit under the Pension Plan.

2.                                      Benefits.   Unless otherwise specified by written agreement between Hardinge and the Participant, the benefits which Hardinge shall pay to a Participant or his Beneficiary under the Plan shall equal the excess, if any, of (a) over (b) where:

(a)                                 is the benefit which would have been paid to the Participant or to his Beneficiary under the terms of the Pension Plan as in effect on the date of the Participant’s termination of employment, computed, however, as if:

(i)                                     the Pension Plan benefit formula as presently set forth in Section 4.1 thereof, were adjusted to provide a Normal Pension each year for life equal to 1-1/4% of the Participant’s Final Average Annual Compensation

times the number of years and fractions thereof of Credited Service to the date of termination of employment.  For the purposes hereof, Annual Compensation shall mean base salary received plus cash bonuses earned for services rendered in a calendar year whether or not actually received in that year (provided, however, the amount of cash bonuses in any year for the purposes hereof shall be limited to 50% of the base salary for said year) and Final Average Annual Compensation shall mean the average of the Participant’s highest Annual Compensation received in any three of the five full calendar years immediately preceding the date of termination of employment.

Minimum Benefit.   In no case shall the benefit earned hereunder be less than the benefit computed in accordance with the terms of the Pension Plan, provided however, that in computing this minimum benefit there shall be substituted with respect to the Pension Plan’s past service benefit formula 1-1/2% for each year of Credited Service in place of the present 1-1/4% (or such other percentage as may be in effect from time to time under the Pension Plan), and

(ii)                                  the basic Pension Plan benefit formula and all benefits under the Pension Plan were administered and payable without regard to the special benefit limitations as set forth in Section 7.2 of the Pension Plan as amended from time to time to comply with the provisions of Section 415 of the Internal Revenue Code (as amended to date and as may hereafter be amended) limiting benefits payable under tax-qualified retirement plans, and

(b)                                 is the benefit which is payable to the Participant or to his Beneficiary under the terms of the Pension Plan as in effect on the date of the Participant’s termination of employment, or if later, the date benefits commence to the Participant or his Beneficiary, as the case may be.

Payments of benefits under the Plan shall be coincident in time and form with the payment of the pension benefits made to, or on behalf of, a Participant or his Beneficiary under the Pension Plan, provided however that (i) the joint and survivor election which shall apply to the benefits payable under this Plan shall be the Participant’s joint and survivor election (if any) under this Plan, which election shall be made within thirty (30) days following eligibility for participation in this Plan and may be changed after the initial election only in accordance with the provisions of Section 409A of the Internal Revenue Code of 1986 and the regulations thereunder as amended from time to time, (ii) the Pension Plan’s provisions under Section 4.8 providing an unreduced joint and survivor participant benefit for five (5) years shall not be applicable under this Plan, and (iii) should a Participant’s spouse at the time of the Participant’s joint and survivor election die prior to the Participant’s entitlement to benefits under this Plan, the Participant’s joint and survivor election shall be null and void.

Subject to the right of Hardinge to discontinue the Plan, in whole or in part and as to any one or all of the Participants, a Participant shall have a nonforfeitable interest in benefits payable under the Plan to the same extent as benefits are vested under Article IV of the Pension Plan.

The benefits provided under the Plan shall not apply to a Participant’s service following his sixty-fifth (65th) birthday.  If a Participant continues employment with Hardinge after reaching age sixty-five (65), no further benefits of any kind shall accrue under the Plan for service after said date and benefits under the Plan shall be payable only upon the Participant’s subsequent termination of employment.  In the event of such continued employment, the benefit payable under the Plan shall be frozen on the Participant’s sixty-fifth (65th) birthday, and thereafter reduced by benefits earned under the Pension Plan following attainment of age sixty-five (65).

Except as to withholding of any tax under the laws of the United States or any state or locality, no benefit payable at any time under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, or other legal process, or encumbrance of any kind. Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such benefits, whether currently or thereafter payable, shall be void. No benefit shall, in any manner, be liable for or subject to the debts or liabilities of any person entitled to such benefits. If any person shall attempt to, or shall alienate, sell, transfer, assign, pledge or otherwise encumber his or her benefits under the Plan, or if by reason of his or her bankruptcy or other event happening at any time, such benefits would devolve upon any other person or would not be enjoyed by the person entitled thereto under the Plan, then Hardinge, in its discretion, may terminate the interest in any such benefits of the person entitled thereto under the Plan and hold or apply them to or for the benefit of such person entitled thereto under the Plan or his or her spouse, children or other dependents, or any of them, in such manner as Hardinge may deem proper.

3.                                      Indemnification.   To the full extent authorized or permitted by law, Hardinge shall indemnify any person who brings an action or proceeding, whether civil or criminal, or is made, or threatened to be made, a party to an action or proceeding, whether civil or criminal, by reason of the fact that he, his testator or intestate, is or shall be entitled to benefits under this Plan and Hardinge has failed to make payments hereunder when due or has otherwise failed to follow the terms of the Plan or such person has reasonable cause to believe Hardinge shall or intends to so fail to perform its future obligations hereunder arising within a reasonable time thereof, or with respect to any other matter directly or indirectly related to this Plan, unless a judgment or other final adjudication adverse to such person establishes that Hardinge was or is legally entitled to fail to so perform its obligations hereunder.  Without limitation of the foregoing, such indemnification shall include indemnification against all costs of whatsoever nature or kind, including attorneys’ fees and costs of investigation or defense, incurred by any such person with respect to any such action or proceeding and any appeal therein, and which judgments, fines, amounts and expenses have not been recouped by him in any other manner.  All expenses incurred by a person in connection with an actual or threatened action or proceeding with respect to which such person is or may be entitled to indemnification under this Section, shall, in the absence of a final adjudication adverse to such person as described above, be promptly paid by Hardinge to him, upon receipt of an undertaking by him to repay the portion of such advances, if any, to which he may finally be determined not to be entitled.  This Section may not without the consent of such a person be amended or changed in any manner adverse to such person.  The indemnification provided by this Section shall not be deemed exclusive of any other rights to which a person may be entitled other than pursuant to this Section.

4.                                      Miscellaneous.   Hardinge expects to continue the Plan indefinitely but reserves the right at any time and from time to time by action of the Committee to amend, suspend or discontinue it, in whole or in part and with respect to any one or all of the Participants and beneficiaries hereunder, if in the Committee’s sole discretion and judgment, such a change is deemed necessary or desirable.  However, no such amendment, suspension or termination shall affect a Participant’s or beneficiary’s right to receive the benefits accrued in accordance with this Plan as in effect immediately prior to such amendment, suspension or termination.  Neither the adoption of the Plan by Hardinge nor any action of Hardinge or the Committee under the Plan shall be held or construed to confer upon any person any legal right to be continued as an employee of Hardinge.  All Participants shall be subject to discharge to the same extent as they would have been if the Plan had never been adopted.  The Plan shall be binding on Hardinge’s successors and assigns and is established under and shall be construed according to the laws of the State of New York.

IN WITNESS WHEREOF, Hardinge Inc. has caused this instrument to be executed by its officers thereunto duly authorized and its corporate seal to be hereunto affixed as of August 9, 2005.

HARDINGE INC.

By	/s/ J. Patrick Ervin
Its Chairman of the Board,
Chief Executive Officer and President

Attest:

/s/ J. Philip Hunter
Its Secretary